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Exhibit 99.1

Guitar Center, Inc.
Management Operating Model For 2002
As of November 15, 2001
($ in thousands, except per share)

Consolidated Company	Q1	Q2	Q3	Q4	2002 Year
Net sales
Bottom end of range	236,000	238,000	258,000	322,000	1,054,000
Top end of range	241,000	243,000	263,000	327,000	1,074,000
Gross margin
Bottom end of range	25.2%	25.9%	26.1%	26.9%	26.1%
Top end of range	25.5%	26.2%	26.4%	27.2%	26.4%
Operating income
Bottom end of range	3.2%	3.1%	4.0%	7.0%	4.5%
Top end of range	3.3%	3.3%	4.2%	7.2%	4.7%
Interest expense
Bottom end of range	3,400	3,500	3,700	3,800	14,400
Top end of range	3,500	3,600	3,800	3,900	14,800
Net earnings
Bottom end of range	2,505	2,408	4,040	11,669	20,622
Top end of range	2,722	2,730	4,414	12,233	22,100
Weighted shares Outstanding	22,750	22,750	22,750	22,750	22,750
Earnings per Share Diluted
Bottom end of range	0.11	0.11	0.18	0.51	0.91
Top end of range	0.12	0.12	0.19	0.54	0.97
EBITDA
Bottom end of range	11,500	12,000	14,500	26,000	64,000
Top end of range	12,000	12,500	15,000	27,500	67,000
Capital Expenditure
Bottom end of range	8,000	6,000	2,500	3,500	20,000
Top end of range	8,500	6,500	3,000	4,000	22,000

Retail Stores	Q1	Q2	Q3	Q4	2002 Year
Net sales
Bottom end of range	196,000	198,000	213,000	261,000	868,000
Top end of range	199,000	201,000	216,000	263,000	879,000
Comp store sales increase
Bottom end of range	2.0%	2.0%	5.0%	5.0%	4.0%
Top end of range	4.0%	4.0%	7.0%	7.0%	6.0%
Gross Margin
Bottom end of range	24.4%	25.1%	25.3%	25.9%	25.2%
Top end of range	24.6%	25.4%	25.6%	26.2%	25.5%
Operating income
Bottom end of range	3.0%	2.8%	3.6%	6.4%	4.1%
Top end of range	3.1%	3.0%	3.8%	6.6%	4.3%

Direct Response	Q1	Q2	Q3	Q4	2002 Year
Total net sales-Direct Response
Bottom end of range	40,000	40,000	45,000	61,000	186,000
Top end of range	42,000	42,000	47,000	64,000	195,000
Gross Margin
Bottom end of range	29.4%	29.9%	29.9%	31.2%	30.2%
Top end of range	29.6%	30.1%	30.1%	31.4%	30.4%
Operating income
Bottom end of range	3.9%	4.6%	5.9%	9.7%	6.4%
Top end of range	4.1%	4.7%	6.0%	9.8%	6.6%

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Guitar Center, Inc. Management Operating Model For 2002 As of November 15, 2001 ($ in thousands, except per share)